EXHIBIT 10.147

                                 PROMISSORY NOTE

            (THIS NOTE PROVIDES FOR ADJUSTMENTS IN ITS INTEREST RATE)

$9,750,000.00                                                     April 8,  2002

      FOR VALUE RECEIVED, the Borrower, BLUEGREEN VACATIONS UNLIMITED, INC., a Florida corporation, ("Borrower") agrees and promises to pay to the order of MM&S INVESTMENTS CORPORATION, a Minnesota corporation, doing business in Florida as MARSHALL MILLER & SCHROEDER INVESTMENTS CORPORATION, its endorsees, successors and assigns ("Holder"), at its principal office at Suite 3000, 150 South Fifth Street, Minneapolis, Minnesota 55402 or such other place as the Holder may from time to time designate, the principal sum of Nine Million Seven Hundred Fifty Thousand and no/100 Dollars ($9,750,000.00) or so much as may from time to time be disbursed hereon, together with interest on the Principal Balance (as later defined) at the rate or rates of interest hereinafter set forth payable in the following manner and on all the following terms and at the following times:

      1. Definitions. For purposes of this Note the following terms shall have the following meanings:

      a. "Acts" shall mean the Condominium Act and Timeshare Act, collectively or singularly as the context requires.

      b. "Affiliate" shall mean with respect to any Person, (i) any Person directly or indirectly controlling, controlled by, or under common control with such Person, (ii) any Person owning or controlling ten percent (10%) or more of the outstanding voting interests of such Person, (iii) any officer, director, or general partner of such Person, (iv) any family member, or (v) any Person who is an officer, director, general partner, trustee, or holder of ten percent (10%) or more of the voting interest of any Person described in clauses
            (i) through (iii) of this sentence. For purposes of this definition, the term "controls," "is controlled by," or "is under common control with" shall mean the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a person or entity, whether through the ownership of voting securities, by contract or otherwise.

      c. "Aggregated Units" shall mean those Condominium Units identified and shown on Exhibit "2" of the Declaration.

      d. "Association" shall mean Solara Surfside Condominium Association, Inc., a Florida corporation not for profit, the entity responsible for the operation of the Condominium.

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      e.    "Basis Points" shall mean an arithmetic expression of a percentage measured in hundredths of a percent (e.g. 50 Basis Points equals fifty hundredths of one percent).

      f. "Common Elements" shall mean the portions of the Condominium Property that are not included in the Units. Common Elements shall include the tangible personal property required for maintenance and operation of the Condominium even though owned by the Association.

      g. "Condominium" shall mean the Solara Surfside Condominium, a condominium formed pursuant to the Condominium Act.

      h. "Condominium Act" shall mean the Florida Condominium Act, Chapter 718 Florida Statutes.

      i. "Condominium Parcel" or "Parcel" shall mean a Unit, together with the undivided share in the Common Elements which are appurtenant to the Unit.

      j. "Condominium Property" shall mean the land in the Condominium, whether or not contiguous, and all improvements thereon, and all easements and rights appurtenant thereto, intended for use in connection with the Condominium.

      k. "Condominium Unit" or "Unit" shall mean a unit as defined in the Condominium Act and refers to each of the separate and identified units delineated on the survey attached to the Declaration as Exhibit "3", and when the context permits means each of the Condominium Parcels including such Units and the undivided shares of the Common Elements appurtenant thereto.

      l. "Construction Loan Agreement" shall mean the Construction Loan Agreement of even date entered into between the Borrower, as borrower, and the Holder, as lender, wherein the Holder has agreed to loan to the Borrower the principal sums of this Note subject to compliance with the terms and conditions of such agreement.

      m. "Cumulative Excess Release Price" shall mean the difference arrived at by subtracting from (x) the Mandatory Principal Payment for a particular date as required in paragraph 6.c. (y) the total of all Release Price paid to the Holder for the three (3) months immediately preceding that Mandatory Payment Date.

      n. "Declaration" shall mean the Declaration of Condominium For Bethel Beach Club Resort & Spa, A Phase Condominium recorded in Official Records of Miami-Dade County, Florida in Book 18155, Page 4177 et seq. as amended by First Amendment to Declaration of Condominium For Bethel Beach Club Resort & Spa, A Phase Condominium, recorded in Official Records of Miami-Dade County, Florida as Document No. 02R167439 and Second Amendment to Declaration of Condominium For Solara Surfside Condominium (fka Bethel Beach Club Resort & Spa, a Phase Condominium) recorded in Official Records of Miami-Dade County, Florida as Document No. 02R192554.


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

      o. "Loan Documents" shall mean this Note, the Mortgage, and any other instruments given as security for this Note.

      p.    "Maturity Date" shall mean April 1, 2004

      q. "Mortgage" shall mean Mortgage and Security Agreement and Fixture Financing Statement of even date given by the Borrower to the Holder mortgaging the Premises and granting a security interest in the personal property described therein.

      r. "Person" shall mean any individual, sole proprietorship, partnership, joint venture, trust, unincorporated organization, association, corporation, institution public benefit corporation, entity or government (whether federal, state, county, city, municipal or otherwise, including, without limitation, any instrumentality, division, agency, body or department thereof).

      s. "Premises" shall mean all of the Condominium Units together with all other interests in the Condominium Property that accrues to a Condominium Unit including all Timeshare Estates in a Condominium Unit.

      t. "Prime Rate" shall mean the rate of interest published in the Money Rates section of The Wall Street Journal from time to ----------- time as the Prime Rate. If more than one Prime Rate is published in The Wall Street Journal for a day, the average of the Prime Rates so published shall be used and such average shall be rounded up to the nearest one quarter of one percent (.25%). If The Wall Street Journal ceases to publish the Prime Rate, the Holder may select a comparable publication or service that publishes such Prime Rate, or its equivalent, and if such Prime Rate is no longer published, then the rate publicly announced by one of the ten largest money center banks in the United States (as selected by the Holder in its discretion) as its "prime" or "reference" rate shall be substituted. Changes shall be effective from the date of publication.

      u. "Principal" shall mean the from time to time sums of money disbursed by the Holder pursuant to this Note.

      v. "Principal Balance" shall mean the from time to time amount of Principal remaining unpaid.

      w. "Project" shall mean the renovation of the Condominium to a timeshare resort pursuant to the Timeshare Act.

      x. "Purchase Price" shall mean the gross sale price for the purchase of a Timeshare Estate.

      y. "Release Price" shall mean as to a Timeshare Estate the following amounts for the designated respective Timeshare Period sold:


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                           Time Share Period    Release Price
                           -----------------    -------------

                           Annual               $4,034.00
                           Biannual             $2,017.00
                           X (Full)             $2,305.00
                           Y (Full)             $1,729.00
                           X (Odd Year)         $1,152.50
                           X (Even Year)        $1,152.50
                           Y (Odd Year)         $  864.50
                           Y (Even Year)        $  864.50

      z. "Timeshare Act" shall mean the Florida Vacation Plan and Timeshare Act, Chapter 721 of the Florida Statutes.

      aa. "Timeshare Estate" shall mean a real property interest established pursuant to a F.S. Chapter 721; TO WIT: a right to occupy a Unit for a Timeshare Period, coupled with a freehold estate or an estate for years with a future interest in the Condominium Property or a specified Condominium Unit, subject to the Declaration. The term shall also mean an interest in a Unit under which the exclusive right of use, possession or occupancy of the Unit circulates among the various purchasers of a Timeshare Plan pursuant to F.S. Chapter 721 on a recurring basis for a period of time. By way of example, and not limitation, the term shall include an undivided interest as a tenant-in-common with other Timeshare Owners as may exist in the Aggregated Units, with the numerator of such undivided interest as a tenant-in-common with other owners being the respective numbers of days of use allocated to the purchase of the respective Timeshare Estates.

      bb.   "Timeshare Owner" shall mean the owner of a Timeshare Estate.

      cc. "Timeshare Period" shall mean the period or periods of time when a purchaser of a Timeshare Estate is afforded the opportunity to use the accommodations or facilities of the Timeshare Plan. Reference is made to the Declaration for a definitive detail of each Timeshare Period.

      dd. "Timeshare Plan" shall mean the plan established by the Prospectus by which an Owner receives a beneficial interest in a Timeshare Period in a Unit pursuant to the Timeshare Plan coupled with a freehold interest in a Unit subject to the Declaration.

      ee. "Timeshare Purchaser" shall mean persons or entities purchasing title to a Timeshare Estate.

      ff. "Timeshare Sale" shall mean a sale of a Timeshare Estate to a Timeshare Purchaser.

      gg. "Transfer" shall mean (a) in the case of the Premises any sale, grant, pledge, assignment, mortgage, encumbrance, security interest, consensual lien,


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            hypothecation, lease (other than bona fide third party leases for actual occupancy by an unrelated, unaffiliated tenant), transfer or divesture or otherwise of or an interest in i) the Premises or ii) a Condominium Unit or iii) a Timeshare Estate other than a Timeshare Sale and (b) in the case of ownership interests in the Borrower any sale, grant, pledge, assignment, mortgage, encumbrance, security interest, consensual lien, hypothecation, transfer or divesture or otherwise of or an interest in the Borrower.

      2. Disbursements. Disbursements under this Note are to be made pursuant to the terms and conditions of the Construction Loan Agreement.

      3. Interest Rate. The Principal Balance of this Note outstanding at the close of each day shall bear interest ("Interest") at the following per annum rates of interest ("Interest Rate"):

      a. Stated Rate. From and after the date of the initial disbursement of Principal this Note shall bear interest at a definite and certain but fluctuating per annum rate of interest equal to one hundred twenty-five (125) Basis Points plus the Prime Rate, as it may change from day to day. Notwithstanding the above, the Stated Rate shall never be less than Seven and Fifty Hundredths Percent (7.50%) ("Stated Rate").

      b. Default Rate. If a Default (as later defined) occurs under this Note then, at the option of the Holder hereof, during the entire period during which such Default shall occur and be continuing interest shall be payable on the Principal Balance at a per annum rate of interest equal to the lesser of (i) the maximum lawful rate of interest permitted to be paid on this Note or (ii) four hundred
            (400) Basis Points plus the Stated Rate as it may change from day to day ("Default Rate") whether or not the Holder has exercised its option to accelerate the maturity of this Note and declare the entire Principal Balance due and payable.

In no event shall the Interest Rate on this Note exceed the lesser of (i) 25% per annum or (ii) the maximum rate allowed pursuant to the usury laws of the State of Florida.

      4. Basis of Computation. Interest shall be calculated by multiplying the actual number of days elapsed in the period for which interest is being calculated by a daily rate based on a 360 day year.

      5. Late Charge. In the event that any payment required hereunder is not paid when due, the Borrower agrees to pay a late charge ("Late Charge") of $.04 per $1.00 of unpaid payment to defray the costs of the Holder incident to collecting such late payment. This late charge shall apply individually to all payments past due and there will be no daily pro rata adjustment. This provision shall not be deemed to excuse a late payment or be deemed a waiver of any other rights the Holder may have including the right to declare the entire Principal Balance and interest immediately due and payable.

      6. Terms of Payment. This Note shall be payable as follows:


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

      a. On the first day of each month following the date of this Note there shall be paid an amount equal to interest then accrued and unpaid on the Principal advanced and outstanding computed at the Interest Rate.

      b. Simultaneous with the closing of a Timeshare Sale the Borrower shall pay out of the Purchase Price as a prepayment of the Principal Balance, without premium, an amount equal to the Release Price.

      c. On each of the following dates there shall be paid as a reduction of Principal the following mandatory payments of Principal:

                       Mandatory                      Mandatory
                     Payment Date                Principal Payment
                     ------------                -----------------

                  September 30, 2002              $1,900,000.00

                  December 31, 2002               $1,150,000.00

                  March 31, 2003                  $1,950,000.00

                  June 30, 2003                   $1,000,000.00

                  September 30, 2003              $1,500,000.00

                  December 31, 2003               $1,500,000.00

                  March 31, 2004                  all remaining unpaid Principal
                                                  Balance

            provided, the Mandatory Principal Payment required on each Mandatory Payment Date shall be reduced by (i) the sum total of all Release Price paid for the three (3) preceding months ending on the Mandatory Payment Date and (ii) any Cumulative Excess Release Price paid to and received by the Holder for the periods ending on the prior Mandatory Payment Dates and not applied to subsequent Mandatory Principal Payments.

      d. On the Maturity Date the entire unpaid Principal Balance plus accrued interest and all other charges and sums due under this Note shall be due and payable in full.

      7. Mandatory Prepayment. As and when a Timeshare Sale is consummated the Borrower shall pay to the Holder one hundred percent (100%) of the Release Price for the Timeshare Period sold which amount shall be applied to the prepayment of the Principal Balance without premium.

      8. Optional Prepayment. The Principal Balance of this Note may be prepaid in whole or in part at any time without premium or penalty of any kind. Any voluntary prepayment shall be made on fifteen (15) days advance written notice to the Holder excepting prepayments


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

occasioned by Timeshare Sales which do not require prior notice. At the option of the Holder the Principal Balance of this Note is subject to mandatory prepayment, in whole or part as the case may be, upon certain events of damage, destruction or condemnation of the Premises mortgaged as security for this Note all as more fully set forth in the Mortgage hereinafter referred to.

      9. Application of Payments. All payments shall be applied first to any Costs of Collection, then to Late Charges, then to Interest and then to Principal Balance, except that if any advance made by the Holder under the terms of any instruments securing this Note is not repaid, any monies received, at the option of the Holder, may first be applied to repay such advances, plus interest thereon, and the balance, if any, shall be applied as above. If any payment of Principal, Interest, Late Charge or other sum to be made hereunder becomes due and payable on a day other than a business day, the due date of such payment shall be extended to the next succeeding business day and interest thereon shall be payable at the applicable interest rate during such extension. Upon a Default (as herein defined) any monies received shall, at the option and direction of the Holder, be applied to any sums due under this Note or any instrument securing this Note in such order and priority as the Holder shall determine.

      10. Security. This Note is the Note referred to in and secured by (i) the Mortgage, (ii) an Assignment of Rents and Leases given by the Borrower to Holder ("Assignment"), (iii) an Assignment of Purchase Contracts and Sales Proceeds, and (iv) other security instruments given by the Borrower to the Holder ("Other Security Instruments") each of even date herewith each encumbering the Premises, granting a security interest in personal property thereon and assigning the rents, leases, income and profits therefrom ("Collateral").

      11. Default. If (i) any payment not be made within five (5) days of when due in accordance with the terms and conditions of this Note, or (ii) an Event of Default (as defined therein) occurs under the Mortgage, or (iii) an Event of Default (as defined therein) occurs under the Assignment or any Other Security Instruments, or (iv) an Event of Default (as defined therein) occurs under the Construction Loan Agreement [all of the above being herein singularly and collectively referred to as a "Default"], the entire Principal Balance together with accrued interest thereon and Late Charges, if any, shall become immediately due and payable at the option of the Holder hereof upon notice to the Borrower.

      12. Time of Essence. Time is of the essence. No delay or omission on the part of the Holder in exercising any right hereunder shall operate as a waiver of such right or of any other remedy under this Note. A waiver on any one occasion shall not be construed as a bar to or waiver of any such right or remedy on a future occasion.

      13. Costs of Collection. In the event of any Default hereunder the Borrower agrees to pay the costs of collection including reasonable attorney's fees and costs incurred, all other costs and fees incurred in litigation, mediation, bankruptcy and administrative proceedings and all appeals therefrom and all other costs and expenses incurred in the collection of the amounts due under this Note ("Costs of Collection").

      14. Waiver of Presentment, Etc. Presentment for payment, protest and notice of non-payment upon Default are waived. Consent is given to any extension or alteration of the


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time or terms of payment hereof, any renewal, any release of any part or all of the security given for the payment hereof, any acceptance of additional security of any kind, and any release of, or resort to any party liable for payment hereof. To the extent permitted by law all rights and benefits of any statute of limitations, and any moratorium, reinstatement, marshalling, forbearance, valuation, stay, extension, redemption, appraisement, exemption and homestead laws are waived.

      15. Savings Clause. It is expressly stipulated and agreed to be the intent of Borrower and Holder at all times to comply with applicable state law or applicable United States federal law (to the extent that it permits Holder to contract for, charge, take, reserve, or receive a greater amount of interest than permitted under state law) and that this section shall control every other covenant and agreement in this Note and any other loan documents delivered in connection herewith ("Loan Documents"). If the applicable law is ever judicially interpreted so as to render usurious any amount called for under this Note or under any other Loan Documents, or contracted for, charged, taken, reserved, or received with respect to the indebtedness evidenced by this Note ("Indebtedness"), or if Holder's exercise of the option to accelerate the maturity of this Note, or if any prepayment by Borrower results in Borrower having paid any interest in excess of that permitted by applicable law, then it is Borrower's and Holder's express intent that all excess amounts theretofore collected by Holder shall be credited on the Principal Balance of this Note and all other Indebtedness (or, if this Note and all other Indebtedness have been or would thereby be paid in full, refunded to Borrower), and the provisions of this Note and the other Loan Documents shall immediately be deemed reformed and the amounts thereafter collectible hereunder and thereunder reduced, without the necessity of the execution of any new documents, so as to comply with the applicable law, but so as to permit the recovery of the fullest amount otherwise called for hereunder or thereunder. All sums paid or agreed to be paid to Holder for the use, forbearance, or detention of the Indebtedness shall, to the extent permitted by applicable law, be amortized, prorated, allocated, and spread throughout the full stated term of the Indebtedness until payment in full so that the rate or amount of interest on account of the Indebtedness does not exceed the maximum lawful rate from time to time in effect and applicable to the Indebtedness for so long as the Indebtedness is outstanding. Notwithstanding anything to the contrary contained herein or in any of the other Loan Documents, it is not the intention of Holder to accelerate the maturity of any interest that has not accrued at the time of such acceleration or to collect unearned interest at the time of such acceleration.

      16. Acceleration on Sale or Encumbrance. In the event of a Transfer, without the written consent of the Holder being first obtained, whether voluntarily, involuntarily, or by operation of law, then at the sole option of the Holder, the Holder may upon notice to the Borrower declare the entire Principal Balance together with accrued Interest, due and payable in full. A consent by the Holder as to any one Transfer shall not be deemed to be a waiver of the right to require consent to a future Transfer.

      17. Consent to Jurisdiction. The Borrower submits and consents to personal jurisdiction of the Courts of the State of Florida and the United States District Court for the Southern District of Florida for the enforcement of this instrument and waives any and all personal rights under the laws of any state or the United States of America to object to jurisdiction in the State of Florida. Litigation may be commenced in any state court of general jurisdiction for the State of Florida or the United States District Court located in Florida, at the

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election of the Holder. Nothing contained herein shall prevent Holder from bringing any action against any other party or exercising any rights against any security given to Holder, or against the Borrower personally, or against any property of the Borrower, within any other state. Commencement of any such action or proceeding in any other state shall not constitute a waiver of consent to jurisdiction or of the submission made by the Borrower to personal jurisdiction within the State of Florida.

      18. Notices. Any notices and other communications permitted or required by the provisions of this Note (except for telephonic notices expressly permitted) shall be in writing and shall be deemed to have been properly given or served by depositing the same with the United States Postal Service, or any official successor thereto, designated as Certified Mail, Return Receipt Requested, bearing adequate postage, or deposited with reputable private courier or overnight delivery service, and addressed as hereinafter provided. Each such notice shall be effective three (3) days after being deposited or delivered as aforesaid. The time period within which a response to any such notice must be given, however, shall commence to run from the date of receipt of the notice by the addressee thereof. Rejection or other refusal to accept or the inability to deliver because of changed address of which no notice was given shall be deemed to be receipt of the notice sent. By giving to the other party hereto at least ten (10) days' notice thereof, either party hereto shall have the right from time to time to change its address and shall have the right to specify as its address any other address within the United States of America.

      Each notice to Holder shall be addressed as follows:

              MM&S Investments Corporation dba in Florida as
                 Marshall Miller & Schroeder Investments Corporation
              Suite 3000
              150 South Fifth Street
              Minneapolis, Minnesota  55402
              Attn:  Vice President - Mortgage Loans

      Each notice to Borrower shall be addressed as follows:

              Bluegreen Vacations Unlimited, Inc.
              4960 Conference Way North
              Suite 100
              Boca Raton, Florida 33431
              Attn:  Director of Corporate Legal Affairs

      19. Governing Law. Notwithstanding the place of execution of this instrument, the parties to this instrument have contracted for Florida law to govern this instrument and it is controllingly agreed that this instrument is made pursuant to and shall be construed and governed by the laws of the State of Florida without regard to the principles of conflicts of law.

      20. Adjustable Rate. This Note provides for adjustments in its interest rate.

      21. Construction Loan Agreement. This Note is issued pursuant to the Construction Loan Agreement. Reference is made to the Construction Loan Agreement for a statement of all


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

of the terms and conditions under which the Loan evidenced hereby is made including without limitation mandatory payments and prepayments on this Note and revolving advances of Principal.

      22. Waiver. THE UNDERSIGNED WAIVES TRIAL BY JURY IN ANY JUDICIAL PROCEEDING TO WHICH ANY PARTIES TO THIS INSTRUMENT ARE INVOLVED DIRECTLY OR INDIRECTLY AND ANY MATTER IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH THIS INSTRUMENT OR THE RELATIONSHIP ESTABLISHED HEREUNDER, AND WHETHER ARISING OR ASSERTED BEFORE OR AFTER THE DATE OF THIS INSTRUMENT.

      Executed as of the date first above written.

                                              BLUEGREEN VACATIONS UNLIMITED
                                              INC., a Florida corporation


                                              By:   /s/ DAVID PHILIP
                                                  ------------------------------
                                                   Name: David Philp
                                              Its: Vice President


FLORIDA DOCUMENTARY STAMPS ON THE INDEBTEDNESS EVIDENCED HEREBY HAVE BEEN PAID AND HAVE BEEN AFFIXED TO MORTGAGE AND SECURITY AGREEMENT AND FIXTURE FINANCING STATEMENT MADE BY BLUEGREEN VACATIONS UNLIMITED, INC., IN FAVOR OF MM&S INVESTMENTS CORPORATION, A MINNESOTA CORPORATION, DOING BUSINESS IN FLORIDA AS MARSHALL MILLER & SCHROEDER INVESTMENTS CORPORATION OF EVEN DATE HEREWITH TO BE RECORDED IN THE PUBLIC RECORDS OF MIAMI-DADE COUNTY, FLORIDA.


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